Exhibit 99.1

IMMEDIATE RELEASE
December 10, 2009

UNITED NATURAL FOODS ANNOUNCES
FIRST QUARTER FISCAL 2010 RESULTS

$0.36 DILUTED EPS FOR Q1 2010, A 16% INCREASE OVER DILUTED EPS FOR Q1 2009

Highlights
•	Achieved net income of $15.5 million for the first quarter of fiscal 2010
•	Net sales increased by 2.4% to $884.8 million

Providence, Rhode Island – December 10, 2009 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net income for the first quarter of fiscal 2010 ended October 31, 2009 increased $2.3 million, or 17.2%, to $15.5 million, or $0.36 per diluted share, from $13.2 million, or $0.31 per diluted share, for the first quarter of fiscal 2009.  Net sales for the first quarter of fiscal 2010 totaled $884.8 million, an increase of 2.4%, or $20.5 million, over the net sales recorded in first quarter of fiscal 2009 of $864.2 million.

“Fiscal 2010 began with another quarter of strong year over year improvement.  During the quarter, we began to see some signs of improvement, with reduced weekly sales volatility, supplier price increases returning to historical levels and improving trends in sales growth towards the end of the quarter,” said Steven Spinner, President and Chief Executive Officer.

Gross margin was 18.6% for the first quarter of fiscal 2010, which represents an 80 basis point decline from the gross margin of 19.4% for the first quarter of fiscal 2009. The lower gross margin compared to the prior year was largely due to a combination of lower fuel surcharge revenues resulting from the lower average diesel prices compared to the quarter ended November 1, 2008, and a change in the mix of sales by channel.

Operating expenses as a percentage of net sales decreased to 15.5% for the first quarter of fiscal 2010, a decrease of approximately 1.0% compared to the quarter ended November 1, 2008.  Operating expenses decreased by $5.1 million, or 3.6%, to $137.4 million, compared to the quarter ended November 1, 2008, which had operating expenses of $142.5 million.  Operating income as a percentage of net sales increased to 3.1% for the first quarter of fiscal 2010 from 2.9% for the first quarter of fiscal 2009.

“During the first quarter, we successfully secured new conventional supermarket business as a direct result of our strategic expansion into specialty foods and products.  We expect that this business will begin to ship during the first calendar quarter of 2010. Additionally, we continue to gain momentum with our combined natural, organic and specialty product offerings, and are poised to open our newly announced Lancaster, Texas distribution facility in August,” added Mr. Spinner.

Today, the Company also provided revenue guidance for fiscal 2010, ending July 31, 2010.  For fiscal 2010, the Company expects revenues to increase by approximately 2.5% to 5.0% over fiscal 2009 levels, to a range of $3.54 billion to $3.63 billion.

The Company’s guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call & Webcast

The Company’s first quarter 2010 conference call and audio webcast will be held at 10:00 a.m. EDT on December 10, 2009.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.  The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customer locations nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006, 2007 and 2009 as one of its “Most Admired Companies,” ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006” and winner of the Supermarket News 2008 Sustainability Excellence Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertaintiesand are based on current expectations and management’s estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other foodservice distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended
	October 31, 2009	November 1, 2008

Net sales	$884,768	$864,236
Cost of sales	720,167	696,648

Gross profit	164,601	167,588

Operating expenses	137,409	142,543
Total operating expenses	137,409	142,543

Operating income	27,192	25,045

Other expense (income):
Interest expense	1,381	3,410
Interest income	(69)	(252)
Other, net	(8)	(48)
Total other expense	1,304	3,110

Income before income taxes	25,888	21,935

Provision for income taxes	10,355	8,686

Net income	$15,533	$13,249

Basic per share data:
Net income	$0.36	$0.31

Weighted average basic shares of common stock	42,982	42,764

Diluted per share data:
Net income	$0.36	$0.31

Weighted average diluted shares of common stock	43,211	42,919

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	October 31, 2009	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$14,854	$10,269
Accounts receivable, net	198,052	179,455
Notes receivable, trade, net	1,872	1,799
Inventories	412,600	366,611
Prepaid expenses and other current assets	11,647	16,423
Deferred income taxes	18,074	18,074
Total current assets	657,099	592,631

Property and equipment, net	245,797	242,051

Other assets:
Goodwill	164,333	164,333
Intangible assets, net	37,825	38,358
Notes receivable, trade, net	2,377	2,176
Other	18,510	19,001
Total assets	$1,125,941	$1,058,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$205,756	$155,211
Notes payable	185,000	200,000
Accrued expenses and other current liabilities	78,886	63,347
Current portion of long-term debt	5,023	5,020
Total current liabilities	474,665	423,578

Long-term debt, excluding current portion	52,601	53,858
Deferred income taxes	12,261	12,297
Other long-term liabilities	24,792	24,345
Total liabilities	564,319	514,078

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,303 issued and 43,074 outstanding shares at October 31, 2009; 43,237 issued and 43,008 outstanding shares at August 1, 2009	433	432
Additional paid-in capital	176,760	175,182
Treasury stock	(6,092)	(6,092)
Unallocated shares of Employee Stock Ownership Plan	(836)	(877)
Accumulated other comprehensive loss	(1,626)	(1,623)
Retained earnings	392,983	377,450
Total stockholders’ equity	561,622	544,472

Total liabilities and stockholders’ equity	$1,125,941	$1,058,550

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three months ended
	October 31, 2009	November 1, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,533	$13,249
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	6,650	6,369
Share-based compensation	2,120	1,686
Provision for doubtful accounts	496	842
(Gain) loss on disposals of property and equipment	(13)	53
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(19,066)	(13,350)
Inventories	(45,989)	(73,646)
Prepaid expenses and other assets	5,144	3,536
Notes receivable, trade	(301)	228
Accounts payable	36,962	20,527
Accrued expenses and other current liabilities	15,947	9,307
Net cash provided by (used in) operating activities	17,483	(31,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,700)	(11,415)
Proceeds from disposals of property and equipment	21	-
Purchases of acquired businesses, net of cash acquired	-	(190)
Net cash used in investing activities	(9,679)	(11,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under note payable	(15,000)	11,148
Increase in bank overdraft	13,583	16,989
Repayments of long-term debt	(1,254)	(818)
Capitalized debt issuance costs	(7)	-
Proceeds from exercise of stock options	14	565
Payment of employee restricted stock tax withholdings	(558)	-
Tax benefits from equity awards	3	133
Payments on life insurance policy loans	-	(3,072)
Net cash (used in) provided by financing activities	(3,219)	24,945

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,585	(17,859)
Cash and cash equivalents at beginning of period	10,269	25,333
Cash and cash equivalents at end of period	$14,854	$7,474

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$1,200	$3,271
Federal and state income taxes, net of refunds	$1,525	$1,169